Exhibit 10.20

RED RIVER BANCSHARES, INC.
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made and entered into effective as of the 14th day of January, 2014 by and between Red River Bancshares, Inc. (the “Company”), a Louisiana corporation with its principal office in Alexandria, Louisiana, and Tammi R. Salazar (the “Officer”).

WITNESSETH:

WHEREAS, the Company is the parent bank holding company of Red River Bank (the “Bank”), a Louisiana state banking corporation with its principal office in Alexandria, Louisiana;

WHEREAS, the Officer is employed as the Executive Vice President – Private Banking of the Bank;

WHEREAS, the Board of Directors of the Company recognizes that the possibility of a Change in Control (as hereinafter defined) exists or may exist in the future and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board of Directors believes that it is imperative to diminish the inevitable distraction of the Officer by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and has determined that it is essential and in the best interest of the Company and its shareholders for the services of the Officer to be retained in the event of a threat or occurrence of a Change in Control and to ensure the Officer’s continued dedication and efforts in such event without undue concern for the Officer’s personal financial and employment security; and

WHEREAS, in order to induce the Officer to remain in the employ of the Bank, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Officer to provide the Officer with certain benefits in the event of a Change in Control.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Officer hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1.Definitions.  The following terms shall have the definitions set forth below for purposes of this Agreement.

(a)	“Base Salary” means the Officer’s annual base salary in effect on the date that the Severance Benefit and COBRA Benefit become payable to the Officer in accordance with Section 2.2 of this Agreement.

(b)	“Cause” when used herein concerning the termination of the Officer’s employment by the Bank, shall mean:
(i)	gross negligence or gross neglect of duties to the Bank;
(ii)	conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Officer’s employment with the Bank;
(iii)

fraud, disloyalty, dishonestly or willful violation or any law or significant Bank policy committed in connection with the Officer’s employment and resulting in a material adverse effect on the Bank or the Company;

(iv)	willful violation of any law, rule, regulation or final administrative action resulting in a material adverse effect on the Bank or the Company;
(v)	intentional breach of fiduciary duty owed to the Company or the Bank involving personal profit; or
(vi)	the Officer’s engagement in willful gross misconduct which is injurious to the Company or the Bank.

provided, however, that as a condition precedent to the termination of the Officer’s employment under any of subparagraphs (i) through (vi) of this Section, there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Bank at a meeting of the Board called and held for such purpose (after reasonable notice to the Officer and an opportunity for the Officer to be heard before the Board), finding that the Officer committed such conduct as set forth in the referenced subparagraphs above.

(c)	“Change in Control” shall mean and shall be deemed to have occurred for purposes of this Agreement if and when any of the following occur:
(i)

a change in the ownership of the Bank or of the Company whereby a person or group (within the meaning of Code section 409A) (a “Person”)  acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank or of the Company which, together with capital stock already held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or of the Company’s outstanding capital stock; provided, however, that if a Person already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or of the Company’s outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change in Control; or

(ii)

a change in the effective control of the Company whereby a majority of the persons who were members of the Board of Directors of the Company are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Company’s Board of Directors is not endorsed by a majority of the Company’s Board of Directors prior to such appointment or election; or

(iii)

a change in the ownership of the assets of the Bank or of the Company whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Bank or of the Company that have a  total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Bank or of the Company immediately prior to such acquisition or acquisitions; provided, however, that there is no Change in Control if assets are transferred to an entity that is controlled by the shareholders of the Bank or the Company immediately after the transfer, nor is it a Change in Control if the Bank or Company transfers assets to:

(A)	a shareholder of the Bank or of the Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Bank or the Company;
(B)	an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Company;
(C)	a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Bank or of the Company; or
(D)	an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (C) of subsection (iii).
(d)	“Code” means the Internal Revenue Code of 1986, as amended.
(e)

“Disability” means (i) the inability of the Officer to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Company-sponsored accident and health plan covering the Officer due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

ARTICLE 2
CHANGE IN CONTROL BENEFITS

2.1.If the events set forth in Section 2.2 below occur, the Company or the Bank shall (1) pay the Officer, in cash, a lump sum amount equal to two hundred percent (200%) of the amount of the Officer’s Base Salary (the “Severance Benefit”), and (2) from the date the events set forth in Section 2.2 below occur, pay the monthly premium for twelve months for the Officer individually to continue, without interruption, the Officer’s medical benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) (the “COBRA Benefits”) (or if the Officer elects to continue medical benefits for his entire family under COBRA, then the amount of the COBRA Benefits will be applied toward the amounts due for the COBRA coverage, but the Officer shall be responsible for paying the difference); provided, however, if the Severance Benefit combined with the COBRA Benefits, either alone or together with other payments which the Officer has the right to receive from the Company or the Bank in connection with any of the events set forth in Section 2.2 below, would constitute an “excess parachute payment” under Section 280G of the Code, the Severance Benefit that would otherwise be due hereunder shall be reduced to the largest amount as will result in no portion of all such payments due to the Officer being non-deductible to the Bank or the Company under Section 280G of the Code; provided, further, that the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Bank shall be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company, the Bank or its affiliates.  The Severance Benefit shall be paid to the Officer within thirty (30) days of the date the events set forth in Section 2.2 below occurred.

2.2.The Company or the Bank shall pay to the Officer the Severance Benefit and the COBRA Benefits if there occurs a Change in Control and (a) the Officer voluntarily terminates his employment for any reason (other than due to death or Disability) within twelve (12) months following the Change in Control, or (b) the Officer’s employment is involuntarily terminated, other than for Cause (or due to death or Disability), within three (3) months prior to the Change in Control or within twenty-four (24) months after the Change in Control. For purposes of this Section 2.2 and any other provision in this Agreement, any “termination of employment” shall mean that the Officer has incurred a separation of service (within the meaning of Section 409A of the Code and the guidance and regulations issued thereunder) and ceases to be employed by the Bank and/or the Company for any reason.

ARTICLE 3
CONFIDENTIALITY

The Officer and the Company agree that the terms of this Agreement as well as the discussions preliminary to, or relating to, this Agreement will be kept strictly confidential, except as disclosure is required by law or deemed appropriate by the Company’s counsel.

ARTICLE 4
AMENDMENT AND TERMINATION OF AGREEMENT

This Agreement may be amended or terminated only by a written agreement executed by the Company and the Officer; provided, however, that this Agreement will terminate automatically upon the earliest to occur of the following: (a) the payment of the Severance Benefit and the COBRA Benefits provided for in this Agreement, determined in accordance with Article 2; (b) the termination of the Officer’s employment (i) by the Officer for any reason (following the payment of the Severance Benefit and the COBRA Benefits in the event of a Change in Control, but only if such payments are due under the provisions of Article 2), (ii) by the Bank for Cause, or (iii) as a result of the Officer’s death or Disability; or (c) the date that is twelve (12) months following the date of termination of the Officer’s employment by the Bank without Cause (following the payment of the Severance Benefit and the COBRA Benefits in the event of a Change in Control, but only if such payments are due under the provisions of Article 2).

ARTICLE 5
GENERAL

5.1.Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

5.2.Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Officer, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, in which case, the Agreement may be enforceable only to the extent provided herein.

5.3.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Officer’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or the Bank and for which the Officer may qualify, nor shall anything herein limit or otherwise affect such rights as the Officer may have under any other agreements with the Company or the Bank; provided, however, that any payments or benefits to which the Officer is entitled under any severance pay plans maintained by the Company or the Bank shall reduce any amounts due under this Agreement.

5.4.Full Satisfaction; Waiver and Release.  As a condition to receiving the payments and benefits hereunder, the Officer shall execute a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company, the Bank and its respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Officer’s service as an employee of the Bank or any affiliates and the termination of such relationship.  Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993, as amended; the Employee Retirement Income Security Act of 1974, as amended; or any other federal, state or local statute or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement or current or future claims related to the matters described in this Section 5.4.

5.5.No Guarantee of Employment.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company or the Bank shall continue to employ, retain or engage the Officer.  This Agreement shall not affect in any way the right of the Company or the Bank to terminate the employment or engagement of the Officer at any time and for any reason whatsoever and to remove the Officer from any position with the Company or the Bank.

5.6.APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

5.7.Headings.  When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to a person are also to such person’s permitted successors or assigns.

5.8.Entire Agreement.  This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

5.9.Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

5.10.Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.

[Signature Page Follows]

[Signature Page to Change in Control Agreement]

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement this 14th day of January, 2014.

OFFICER:

/s/ Tammi R. Salazar
TAMMI R. SALAZAR

THE COMPANY:

RED RIVER BANCSHARES, INC.

By:	/s/ R. Blake Chatelain
Name:	R. Blake Chatelain
Title:	President and Chief Executive Officer